        COVER

                                                              Exhibit 99 (d)


CHICAGO AND NORTH WESTERN
RAILWAY COMPANY
PROFIT SHARING AND RETIREMENT
SAVINGS PROGRAM

Financial Statements as of and for the Years Ended December 31, 1998 and 1997, Supplemental Schedules as of and for the Year Ended December 31, 1998 and Independent Auditors' Report

        INDEX


CHICAGO AND NORTH WESTERN RAILWAY COMPANY
PROFIT SHARING AND RETIREMENT SAVINGS PROGRAM

TABLE OF CONTENTS
-------------------------------------------------------------------------------


                                                                        Page

INDEPENDENT AUDITORS' REPORT                                              1

FINANCIAL  STATEMENTS  AS OF  DECEMBER  31, 1998 AND 1997
   AND FOR THE YEARS THEN ENDED:

     Statements of Net Assets Available for Benefits                      2

     Statements of Changes in Net Assets Available for Benefits           3

     Notes to Financial Statements                                       4-9


SUPPLEMENTAL SCHEDULES AS OF DECEMBER 31, 1998 AND FOR THE YEAR THEN ENDED:

     Item 27a - Schedule of Assets Held for Investment Purposes           10

     Item 27d - Schedule of Reportable Conditions                         11





Additional supplemental schedules required by the Employee Retirement Income Security Act of 1974 are disclosed separately in Master Trust reports filed with the Department of Labor or are omitted because of the absence of the conditions under which they are required.

INDEPENDENT AUDITORS' REPORT


Chicago and North Western Railway Company
Profit Sharing and Retirement Savings Program Committee

We have audited the accompanying statements of net assets available for benefits of the Chicago and North Western Railway Company Profit Sharing and Retirement Savings Program (the Program) as of December 31, 1998 and 1997, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Program's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Program as of December 31, 1998 and 1997, and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules listed in the Table of Contents are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These schedules are the responsibility of the Program's management. Such schedules have been subjected to the auditing procedures applied in the audit of the basic 1998 financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.




DELOITTE & TOUCHE LLP

Omaha, Nebraska
May 17, 1999

CHICAGO AND NORTH WESTERN RAILWAY COMPANY
PROFIT SHARING AND RETIREMENT SAVINGS PROGRAM

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 1998 AND 1997
-------------------------------------------------------------------------------


                                                      1998                1997
ASSETS
Investments at fair value (Notes 3, 4, 5 and 9)   $130,885,937     $124,517,334

Investments at contract value
  (Notes 3, 4, 5, 6 and 9):Investment contract
  with insurance company                            26,916,859       32,803,511
                                                  ------------     ------------
Net assets available for benefits                 $157,802,796     $157,320,845
                                                  ============     ============



The accompanying notes are an integral part of these financial statements.

CHICAGO AND NORTH WESTERN RAILWAY COMPANY
PROFIT SHARING AND RETIREMENT SAVINGS PROGRAM

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
-------------------------------------------------------------------------------


                                                       1998                1997
ADDITIONS TO NET ASSETS ATTRIBUTED TO:
  Investment income (Notes 5 and 9):
    Net appreciation in fair value of
       investments (Note 4)                    $  5,410,423        $ 10,609,206
    Interest and dividends                        9,114,931          15,912,788
                                               ------------        ------------
           Total additions                       14,525,354          26,521,994
                                               ------------        ------------

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:
  Distributions to participants (Note 9)         14,043,403           8,352,661
                                               ------------        ------------

NET INCREASE IN NET ASSETS AVAILABLE FOR
  BENEFITS                                          481,951          18,169,333

NET ASSETS AVAILABLE FOR BENEFITS:
  Beginning of Year                             157,320,845         139,151,512
                                               ------------        ------------

  End of Year                                  $157,802,796        $157,320,845
                                               ============        ============



The accompanying notes are an integral part of these financial statements.

CHICAGO AND NORTH WESTERN RAILWAY COMPANY
PROFIT SHARING AND RETIREMENT SAVINGS PROGRAM

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1998 AND 1997
-------------------------------------------------------------------------------


1.    DESCRIPTION OF PROGRAM

      The following description of the Chicago and North Western Railway Company Profit Sharing and Retirement Savings Program (the Program), prior to the adoption of amendments as described in Note 3, provides only general information. Participants should refer to the Program document for a more complete description of the Program's provisions.

      General - The Program was initially established to provide retirement benefits to eligible employees of Chicago and North Western Railway Company (the Company) and other common control employers who adopt the Program. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

      Spin-Off - In September 1996, Union Pacific Corporation's (the Corporation) Board of Directors declared a special dividend consisting of the shares of Union Pacific Resources Group Inc. (Resources) common stock owned by the Corporation (the Spin-Off). As a result of the Spin-Off, each of the Corporation's stockholders received 0.846946 of a share of Resources common stock for each share of Corporation common stock held by such stockholders at the September 26, 1996 record date for the distribution. Therefore, each Program participant's account received
      0.846946 of a share of Resources common stock for each share of Corporation common stock held in the account. The shares received have been placed in the Union Pacific Corporate's Res (Excl Divs) (formerly the Resources Stock Fund). Future contributions to Union Pacific Corporate's Res (Excl Divs) are not permitted.

      Participant Accounts - Each participant account is credited with the participant's contributions and an allocation of the Program's earnings. Allocations are based on participant account balances and the funds in which the participant has elected to invest his/her accounts.

      Vesting - Effective January 1, 1995, participants were fully vested in amounts credited to their account.

      Investment Options - Upon enrollment in the Program, a participant may have directed employee contributions in any of ten funds (Note 3).

        Union Pacific Common Stock Fund - Funds are invested in common stock of Union Pacific Corporation.

        Union Pacific Equity Fund - Funds are invested in shares of a registered investment company that invests in common stocks in a manner designed to closely track the investment performance of the Standard and Poor's 500 Composite Stock Index.

        Union Pacific Fixed Income Fund - Funds are invested in guaranteed investment contracts held with insurance companies rated at least A-1 by Standard and Poors. Funds are also invested in a registered investment company that invests in guaranteed investment contracts.

        Vanguard Windsor Fund - Funds are invested in shares of a registered investment company that invests in common stocks.

        Vanguard Wellington Fund - Funds are invested in shares of a registered investment company that invests in common stocks and fixed income securities.

        Vanguard Prime Money Market Fund - Funds are invested in shares of a registered investment company that invests in high quality certificates of deposit, bankers' acceptances, commercial paper, U.S. Government Securities, and other short-term obligations with the objective of preserving principal while providing income.

        Vanguard U.S. Growth Fund - Funds are invested in shares of a registered investment company that invests in the common stock of established U.S. growth companies.

        Vanguard International Growth Fund - Funds are invested in shares of a registered investment company that invests in foreign common stocks with high growth potential.

        Vanguard Total Bond Market Index Fund - Funds are invested in shares of a registered investment company that invests in fixed income securities in a manner that is designed to closely track the investment performance of the Lehman Brothers Aggregate Bond Index.

        Northwestern   National  Life  Insurance   Company   (NWNL)   Guaranteed
        Investment Contract (GIC) Fund - Fund is invested in an investment contract with NWNL.

      Payment of Benefits - Under the terms of the Program, benefits are to be paid in the form of a joint and survivor annuity. Assets of a participant's account may, as determined by the participant (with spousal consent when required), be paid to him/her in a lump sum or in installments. In order to provide a joint and survivor annuity (or single life annuity where spousal consent is obtained or there is no spouse) assets of the participant's account are transferred to the Chicago and North Western Railway Company Supplemental Pension Plan for payment of the annuity. The annuity may, at the option of the Program administrator, be purchased from a third party institution or paid from the assets of the Supplemental Pension Plan.

      Plan Administration - The Program is administered by the Senior Vice President, Human Resources, of the Corporation. All administrative expenses of the Program, with the exception of investment management fees, are paid by the Corporation. Investment management fees are paid by the Program.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Basis of Accounting - The financial statements of the Program have been prepared in conformity with generally accepted accounting principles. The financial statements were prepared in accordance with the financial reporting requirements of ERISA as permitted by the Securities and Exchange Commission's amendments to Form 11-K adopted during 1990.

      Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Investment Valuation and Income Recognition - The Program's investments are stated at fair value except for its investment contract with an insurance company which is valued at contract value (Note 6). If available, quoted market prices are used to value investments. The amounts shown in Note 4 for securities that have no quoted market price represent estimated fair value as determined by Vanguard Fiduciary Trust Company. Purchases and sales of securities are recorded on the trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend basis.

      Payment of Benefits - Benefits are recorded when paid.

      Reclassifications - Certain 1997 amounts have been reclassified to conform to the 1998 financial statement presentation.

3.    PROGRAM AMENDMENTS

      Effective October 24, 1995, the Program was amended such that, the Program was frozen effective December 31, 1995. No new participants were allowed in the Program after December 31, 1995. Except for contributions made in 1996 with respect to 1995 in the customary manner of the prior program as in effect during 1995, there will be no contributions made to the Program after December 31, 1995.

      Effective July 15, 1996, the Program was amended and restated. Program investment options were increased from four to ten. The ten available options are the Union Pacific Common Stock Fund, the Union Pacific Equity Fund, the Union Pacific Fixed Income Fund, the Vanguard Windsor Fund, the Vanguard Wellington Fund, the Vanguard Prime Money Market Fund, the
      Vanguard U.S. Growth Fund, the Vanguard International Growth Fund, the Vanguard Total Bond Market Index Fund, and the Northwestern National Life Insurance Company (NWNL) Guaranteed Investment Contract (GIC) Fund. In conjunction with the amendment and restatement, Program assets, except for the investment contract with an insurance company, were transferred to Vanguard Fiduciary Trust Company under a Master Trust Agreement.

      Loans to Participants - Effective September 1, 1996, participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of their account balance. Loan transactions are treated as a transfer to (from) the investment fund from
      (to) the Loan Fund. Loan terms range from 1-5 years or up to 15 years for the purchase of a principal residence. The loans are secured by the balance in the participant's account and bear interest at a rate commensurate with local prevailing rates as determined quarterly by the Program administrator. Interest rates on loans currently outstanding range from 8.25% to 8.50%. Principal and interest is paid ratably, generally through monthly payroll deductions.

4.    INVESTMENTS

      The following table presents the fair value of investments:

                                                         December 31,
                                             ----------------------------------
                                                       1998                1997
Investments at Fair Value as Determined by
  Quoted Market Price:
    Master Trust                               $122,980,020        $119,455,791

Investments at Estimated Fair Value:
    Master Trust                                  7,905,917           5,061,543
    NWNL GIC                                     26,916,859          32,803,511
                                               ------------        ------------
Total Investments at Fair Value                $157,802,796        $157,320,845
                                               ============        ============

      During 1998 and 1997, the Program's investments (including investments bought, sold, and held during the year) appreciated (depreciated) in value by $5,410,423 and $10,609,206, respectively, as follows:

                                                      Year Ended December 31,
                                          -------------------------------------
Net Change in Fair Value                               1998               1997

Investments at Fair Value as Determined
  by Quoted Market Price:
    Master Trust                                  $5,436,369        $10,601,756

Investments at Estimated Fair Value:
    Master Trust                                     (25,946)             7,450
                                                  ----------        -----------
Net Change in Fair Value                          $5,410,423        $10,609,206
                                                  ==========        ===========




5.    MASTER TRUST

      The assets comprising the Master Trust are presented in the following table:


                                                              December 31,
                                     -----------------------------------------
                                                      1998                1997
Investments at Fair Value as Determined by Quoted
  Market Price:
    Common Stock                               $180,799,876        $180,366,490
    Mutual Funds                                502,653,251         445,408,000
                                               ------------        ------------
                                                683,453,127         625,774,490
                                               ------------        ------------
Investments at Estimated Fair Value:
    Mutual Funds                                  4,705,410           4,472,397
    Guaranteed Investment Contracts             186,741,644         201,246,115
    Participant Loans                            20,156,166          18,826,627
                                               ------------        ------------
                                                211,603,220         224,545,139
                                               ------------        ------------
                                               $895,056,347        $850,319,629
                                               ============        ============



      Total interest and dividends of the Master Trust were $38,830,582 and $42,436,033 for the years ended December 31, 1998 and 1997, respectively. During 1998 and 1997, the Master Trust's investments (including investments bought, sold, and held during the year) appreciated in value by $45,660,314 and $51,517,049, respectively, as follows:


                                                     Year Ended December 31,
                                               --------------------------------
Net appreciation (depreciation) in fair value          1998                1997
  Common Stocks                                 $(24,017,989)       $(2,627,738)
  Mutual Funds                                    69,817,674         54,009,125
  Guaranteed Investment Contracts                   (139,371)           135,662
                                                ------------        -----------
                                                $ 45,660,314        $51,517,049
                                                ============        ===========



      At December 31, 1998 and 1997, the Program held percentage interests in the Master Trust of 14.6% and 14.6%, respectively. Assets, liabilities, investment income, and security gains and losses are allocated monthly to the Program based on its equity in the investments of the Master Trust.

6.    INVESTMENT CONTRACT WITH INSURANCE COMPANY

      The Program has entered into a benefit responsive investment contract with Northwestern National Life Insurance Company (NWNL). This contract is included in the financial statements at contract value, which approximates fair value. Contract value represents contributions made under the contract, plus earnings, less Program withdrawals and administrative expenses. NWNL maintains the contributions in a pooled account. The average yield under this contract was 5.76% and 6.51% at December 31, 1998 and 1997, respectively. The crediting interest rate under this contract at December 31, 1998 and 1997, and for the years then ended was 5.5% and 6.5%, respectively. Under this contract a penalty may be incurred for early withdrawal from the contract by the Program sponsor, Program termination and various other employer initiated events.

7.    TAX STATUS

      The Program obtained a favorable tax determination letter dated April 16, 1996, in which the Internal Revenue Service stated that the Program, as amended through October 24, 1995, was in compliance with the applicable requirements of the Internal Revenue Code (the Code). The Program has been amended since receiving the determination letter. However, Program management believes that the program currently is being operated in compliance with the applicable requirements of the Internal Revenue Code. With respect to the operation of the Program, Program management is aware of certain operational defects which could adversely affect the tax exempt status of the Program. These operational defects are being corrected through the use of the Voluntary Compliance Resolution (VCR) program. Submissions to the VCR program were made on September 23, 1996, February 26, 1997, February 11, 1998, and July 7, 1998. Compliance statements were received on February 5, 1997, October 30, 1997, June 11, 1998, and March 9, 1999, respectively. Therefore, no provision for income taxes has been included in the Program's financial statements.

8.    PROGRAM TERMINATION

      Although the Corporation has not expressed any intent to do so, they have the right under the Program at any time, to terminate the Program subject to the provisions of ERISA. Regardless of such actions, the principal and income of the Program remains for the exclusive benefit of the Program's participants and beneficiaries. The Corporation may direct the Trustee either to distribute the Program's assets to the participants, or to continue the Trust and distribute benefits as though the Program had not been terminated.


9.    FUND INFORMATION

      Net assets available for benefits, withdrawals and investment income by fund are as follows as of and for the years ended December 31, 1998 and 1997:

                                                      1998                1997
Net assets available for benefits:
  Union Pacific Common Stock Fund             $  5,875,712         $  1,036,046
  Union Pacific Equity Fund *                   41,894,920           35,098,131
  Union Pacific Fixed Income Fund                5,151,877            2,681,004
  Vanguard Total Bond Market Index Fund          1,749,045              238,257
  Vanguard Prime Money Market Fund               1,192,026              624,840
  Vanguard Wellington Fund                       3,992,510            3,243,208
  Vanguard U.S. Growth Fund *                    9,369,814            2,004,614
  Vanguard International Growth Fund             1,613,097              985,909
  Vanguard Windsor Fund *                       58,467,953           76,732,277
  NWNL GIC Fund *                               26,916,859           32,803,511
  Union Pacific Corporate's Res (Excl Divs)         16,969              117,349
  Loan Fund                                      1,562,014            1,755,699
                                               -----------         ------------
        Total                                 $157,802,796         $157,320,845
                                              ============         ============

                                                      1998               1997
Distributions to participants:
  Union Pacific Common Stock Fund                $   112,790        $       548
  Union Pacific Equity Fund                        2,744,161          1,293,010
  Union Pacific Fixed Income Fund                    307,017              4,466
  Vanguard Total Bond Market Index Fund               21,239                175
  Vanguard Prime Money Market Fund                   328,729             12,199
  Vanguard Wellington Fund                           222,068              1,780
  Vanguard U.S. Growth Fund                          420,028                253
  Vanguard International Growth Fund                 273,998              1,409
  Vanguard Windsor Fund                            5,007,998          3,125,987
  NWNL GIC Fund                                    4,566,716          3,816,693
  Union Pacific Corporate's Res (Excl Divs)            -                  -
  Loan Fund                                           38,659             96,141
                                                 -----------            ------
        Total                                    $14,043,403        $ 8,352,661
                                                 ===========        ===========

Investment income:
  Union Pacific Common Stock Fund                $  (146,572)       $    87,522
  Union Pacific Equity Fund                        9,795,046          8,848,307
  Union Pacific Fixed Income Fund                    262,871            177,428
  Vanguard Total Bond Market Index Fund               90,435             11,837
  Vanguard Prime Money Market Fund                    50,283             26,264
  Vanguard Wellington Fund                           369,438            368,986
  Vanguard U.S. Growth Fund                        1,794,796            368,771
  Vanguard International Growth Fund                 163,379             14,189
  Vanguard Windsor Fund                              505,207         14,393,833
  NWNL GIC Fund                                    1,528,196          2,121,962
  Union Pacific Corporate's Res (Excl Divs)          (28,874)           (30,888)
  Loan Fund                                          141,149            133,783
                                                 -----------        -----------
        Total                                    $14,525,354        $26,521,994
                                                 ===========        ===========



* Represents more than 5% of the net assets available for benefits.



10.   RELATED PARTY TRANSACTIONS

      Program investments include the Union Pacific Common Stock Fund which is invested primarily in the common stock of Union Pacific Corporation. Union Pacific Corporation is the holding company of the Program sponsor and, therefore, these transactions qualify as party-in-interest transactions.

      The Program also invests in various funds managed by Vanguard Fiduciary Trust Company. Vanguard Fiduciary Trust Company is the Trustee as defined by the Program and, therefore, the related transactions qualify as party-in-interest transactions.

CHICAGO AND NORTH WESTERN RAILWAY COMPANY
PROFIT SHARING AND RETIREMENT SAVINGS PROGRAM

Item 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
DECEMBER 31, 1998
---------------------------------------------------------------------------------------------



        Column B                   Column C                      Column D          Column E

                                   Description of Investment,
                                 Including Collateral, Rate of
 Identity of Issue, Borrower,      Interest, Maturity Date                          Current
 Lessor or Similar Party              or Maturity Value            Cost              Value

Northwestern National Life
  Insurance Company Contract No.  Group annuity contract fund
  GA-135969-1-001                     32,803,511 shares        $26,916,859        $26,916,859

CHICAGO AND NORTH WESTERN RAILWAY COMPANY
PROFIT SHARING AND RETIREMENT SAVINGS PROGRAM

Item 27d - SCHEDULE OF REPORTABLE TRANSACTIONS
YEAR ENDED DECEMBER 31, 1998
-----------------------------------------------------------------------------------------------------------------------


Single Transactions Involving an Amount in Excess of
5% of the Current Value of Program Assets:


           Column A                 Column B          Column C      Column D       Column G       Column H     Column I

                                                                                                  Current
                                                                                                  Value of
                                                                                                  Asset on       Net
         Identity of               Description        Purchase       Selling       Cost of      Transaction      Gain
        Party Involved              of Asset           Price          Price         Asset           Date      or (Loss)

Northwestern National Life
  Insurance Company Contract   Group annuity
  #GA-135969-1-001               contract fund       $1,530,856     $    -        $    -         $1,530,856        $ -

Northwestern National Life
  Insurance Company Contract   Group annuity
  #GA-135969-1-001               contract fund       $      -       $7,417,507    $7,417,507     $7,417,507        $ -




Series of Transactions, When Aggregated, Involving an Amount in Excess of 5% of the Current Value of Plan Assets:


           Column A                 Column B          Column C      Column D       Column E       Column F     Column G

                                                                                    Total          Total
                                                                                    Dollar         Dollar        Net
         Identity of               Description       Number of       Number        Value of       Value of       Gain
        Party Involved              of Asset         Purchases      of Sales      Purchases        Sales      or (Loss)

Northwestern National Life
  Insurance Company Contract   Group annuity
  #GA-135969-1-001               contract fund           57            98        $ 1,629,910     $ 7,516,562       $ -